Exhibit 99.1

Media Contacts The Cosmopolitan of Las Vegas Amy Rossetti 702.698.7140 pr@cosmopolitanlasvegas.com

JOHN UNWIN TO STEP DOWN FROM THE COSMOPOLITAN OF LAS VEGAS

LAS VEGAS (December 9, 2014) – John Unwin, CEO of The Cosmopolitan of Las Vegas, announced today that he will be leaving his role at the resort at the end of the year.

Unwin was brought on as CEO in 2009, tapped by the property’s owner, Deutsche Bank, to create the brand and launch the resort.  During his five-year tenure, The Cosmopolitan established itself as the premier resort on the Las Vegas Strip.  Since 2011, under Unwin’s leadership, The Cosmopolitan has consistently achieved the highest ADR and occupancy amongst its peers, and its casino revenue has seen consistent growth, most notably growing 35% within the first nine months of 2014.

From its grand opening party with Jay-Z and Coldplay to being named one of the best places to work by the Human Rights Campaign, The Cosmopolitan has led the evolution of hospitality in Las Vegas. The Cosmopolitan is credited with helping Las Vegas create excitement during a challenging economic period for the city and attracting new visitors.  Additionally, the resort’s advertising campaign, “Just the Right Amount of Wrong,” has driven strong awareness and accolades for the brand.

“When I was hired by Deutsche Bank in 2009 to launch The Cosmopolitan, my task was to create a new type of luxury casino resort that would bring something different to the city while encapsulating the best of what Las Vegas has to offer.  I have worked with an amazing team over the past five years to achieve that goal. The management team is strong, our CoStars are passionate and the new owners are well-positioned for success.  I look forward to applying all of the knowledge and experience I’ve gained at The Cosmopolitan to my next venture, which I plan to announce shortly.”

In May 2014, Deutsche Bank announced a deal to sell The Cosmopolitan of Las Vegas to Blackstone Real Estate Partners VII.  The transaction is awaiting regulatory approval and is expected to close later this month.

Blackstone Global Head of Real Estate Jon Gray said, “John Unwin has done a great job of achieving a market-leading position by creating a unique point of view on Las Vegas, a distinctive guest experience and a sought-after brand.  We look forward to building upon that success as we move ahead.”

Enrico Sanna, Head of Operating Assets for Deutsche Bank and Chairman of the Board of The Cosmopolitan of Las Vegas said, “John Unwin has led The Cosmopolitan through four years of extreme growth while creating a truly differentiated Las Vegas luxury resort and brand, and we are grateful for his leadership.”

Unwin will stay on in a consulting capacity after his departure to assist with the transition.

ABOUT THE COSMOPOLITAN OF LAS VEGAS
The Cosmopolitan of Las Vegas is a luxury resort offering a decidedly different perspective. Located at the heart of The Strip, the resort’s uniquely vertical multi-tower design offers spectacular views of the vibrant city. The new 2,995-room resort features oversized residential-style living spaces with expansive, one-of-a-kind private terraces. The Cosmopolitan’s luxurious resort amenities include a 100,000 square foot casino; Sahra Spa & Hammam and Violet Hour Hair Nails Beauty; three unique pool experiences; Marquee Nightclub & Dayclub, a multi-level integrated indoor/outdoor nightclub; 150,000 square feet of state-of-the-art convention and meeting space; 40,000-square foot performance and event space The Chelsea; and social club Rose. Rabbit. Lie., featuring world-class culinary offerings from Coastal Luxury Management.  An eclectic line-up of new-to-market retailers include:  AllSaints Spitalfields, CRSVR Sneaker Boutique, DNA2050, EATDRINK, Jason of Beverly Hills, Kidrobot, Molly Brown's Swimwear, Retrospecs & Co, Skins 62 Cosmetics, Stitched and Utique. Signature restaurants include: Blue Ribbon Sushi Bar & Grill by restaurateurs Bruce and Eric Bromberg; Comme Ça by Los Angeles Chef David Myers; Estiatorio Milos, by international restaurateur Costas Spiliadis; Holsteins from Block 16 Hospitality; Jaleo and China Poblano restaurants by acclaimed Chef José Andrés; Scarpetta and D.O.C.G. by award-winning Chef Scott Conant; and popular steakhouse STK from The ONE Group; bustling culinary food hall The Wicked Spoon; and The Henry, an all-day dining concept.

For more information visit: www.cosmopolitanlasvegas.com
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